Exhibit 10.28
FREEPORT-MCMORAN INC.
2005 SUPPLEMENTAL EXECUTIVE CAPITAL ACCUMULATION PLAN

AMENDMENT THREE

WHEREAS, Freeport-McMoRan Inc. (“Company”) maintains the Freeport-McMoRan Inc. 2005 Supplemental Executive Capital Accumulation Plan (“SECAP”), amended and restated effective January 1, 2015 (the “Plan”);
WHEREAS, the Board of Directors, in its meeting on November 4, 2014, delegated to the ECAP Administration and Investment Committee (“Committee”) the authority to approve the merger of plans and plan amendments, that it deems necessary or desirable, provided that such merger or amendment does not result in a substantial increase in the estimated annual cost to the Company and its affiliates;
WHEREAS, the Committee has authorized the reinstatement of SECAP Company Matching Contribution Credits and SECAP Enhanced Company Contribution Credits that had been suspended in 2020;
NOW, THEREFORE, the Plan is amended, effective January 1, 2021, as follows:
I.
The second paragraph of (a) Basic Credits Deferral Election, of Section 3.00, Deferral Election, is amended and restated to read as follows:
For 2021, the Code Section 401(a)(17) limit is $290,000, the Code Section 402(g) limit is $19,500 and the Code Section 414(v) limit is $6,500. The Internal Revenue Service may adjust each limit annually for cost-of-living increases.
II.
Paragraphs (a) and (b) of Section 4.00, SECAP Company Matching Contribution Credit, are amended and restated to read as follows:
(a)    The SECAP Company Matching Contribution Credit is 100% of the Participant’s Basic Credits, limited to five percent (5%) of such Participant’s Basic Compensation in excess of the Code Section 401(a)(17) dollar limit for the applicable year.
(b)    The SECAP Company Matching Contributions are credited to a Participant’s Company Matching Contributions Credit Account concurrently with the crediting of the SECAP Basic Credit to an Eligible Employee’s Account. If a Participant’s SECAP Company Matching Contributions are less than the dollar amount he or she would have received had the contributions been based upon the annual Basic Compensation in excess of the Code Section 401(a)(17) dollar amount, a “true-up” Company Matching Contribution Credit will be made.

III.
Paragraph (a) of Section 4.01, SECAP Enhanced Company Contribution Credits, is amended and restated, to read as follows:
(a)    Each Eligible Employee (as defined in Section 2.01) will receive a SECAP Enhanced Company Contribution Credit equal to a percentage of his or her SECAP Enhanced Compensation that is in excess of the Code Section 401(a)(17) compensation limit. Such percentage will be the same as the percentage applied in determining the Eligible Employee’s ECAP Enhanced Company Contributions.
This Plan is executed this 17 day of December, 2020.

Freeport-McMoRan Inc.

/s/ Pamela Q. Masson
Pamela Q. Masson
Vice President and Chief Human Resources Officer
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